EXHIBIT 21.1

(Subsidiaries)

1.

Predictive Biotech, Inc., a Utah corporation

2.

Predictive Analytics, Inc., a Utah corporation

3.

Predictive Laboratories, Inc., a Utah corporation

4.

Predictive Diagnostics, Inc., a Utah corporation

5.

Predictive Therapeutics, LLC, a Utah limited liability company

6.

Juneau Biosciences, LLC, a Utah limited liability company